Exhibit 10.1



                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made and entered into this 14 day of June, 1996, by and between ALAMO RENT-A-CAR,INC., a Florida corporation, ("Alamo"), and PHILIP S. SHAILER, ("Consultant").

                                  Witnesseth:

     WHEREAS, Consultant has resigned his employment with Alamo effective August 1, 1996.

     WHEREAS, Consultant is hereby retained to provide detailed assistance in the legal and legislative areas; and

     WHEREAS, Consultant may come in contact with highly confidential reports, financial information, full and complete lists of customers and clients, and all the marketing strategies of Alamo;

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

     1. Retention. Alamo hereby retains Consultant and Consultant accepts such retention, all in accordance with the duties prescribed by the provisions of this Agreement, for the payments described by this Agreement and generally pursuant to the terms and conditions otherwise set forth in this Agreement.

     2. Duties. Consultant shall, in concert with the officers of Alamo, be consulted concerning and shall advise Alamo, relating to, general legal and legislative issues, including, but not limited to airport issues, California VLF pass-through legislation, ACRA and CATRALA of California, all as it relates to Alamo, and such other duties as may reasonably be requested to be rendered by Consultant to Alamo.

     3. Other Consultant Commitments. Alamo understands that Consultant intends to be actively involved in the legal and consulting business. Alamo agrees that this Agreement shall not be construed to prevent Consultant from devoting his efforts and time to the development of his legal and consulting business; except that, Consultant agrees that he will not provide legal or consulting services to any person or entity that competes with any portion of Alamo's business, without the prior written consent of Alamo.

     4. Fees and Term. Alamo shall pay to Consultant as fees for his services the amount of $10,400 per month, payable on the first of each month commencing on August 1, 1996. The term of this Agreement shall be from August 1, 1996 to December 31, 1996.

     5. Reimbursement of Expenses; Car; Health Benefits. Consultant shall be reimbursed for all his reasonable expenses of travel, entertainment and other business activities on behalf of Alamo, subject to reasonable documentation. Alamo agrees to provide Consultant with the use of a vehicle, a car phone, and a valet parking space. Consultant and anyone driving the vehicle with Consultant's consent shall receive the same liability protection which Alamo accords to its officers and directors who use company vehicles. In addition, Alamo agrees to provide Consultant with health benefits for him and his family equal to those provided to its employees, or in the alternative to reimburse him for the cost of such health benefits.

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     6. Time Required.  Consultant shall devote up to eighty (80) hours per month to the projects assigned to him by Alamo each month. If the projects would require more than eighty (80) hours, then the parties shall agree what the fee for the extra services shall be.

     7. Arbitration and Applicable Law. Any controversy arising under or relating to the interpretation or implementation of this Agreement, or the breach thereof, shall be construed under the laws of the State of Florida and shall be settled by arbitration in the City of Fort Lauderdale, Florida under the rules then obtaining of the American Arbitration Association. The prevailing party shall be entitled to payment for all costs and attorneys' fees (both trial and appellate) incurred by it in regard to the proceedings.

     8. Exclusive Agreement. Consultant and Alamo hereby agree that this Agreement and all rights set forth herein are in lieu of any and all rights which either may have from the date the Agreement is executed.

     9. Independent Contractor. Consultant is retained by Alamo only for the purposes and to the extent set forth in this Agreement and its relationship to Consultant shall be that of independent contractor. Consultant shall be free to dispose of such portion of his entire time, energy and skill during regular business hours as Consultant is not obligated to devote hereunder to Alamo in such manner as Consultant sees fit, and to such persons, firms or other entities as Consultant deems advisable, except as that may be limited by other provisions in this Agreement relating to those persons, firms or entities that may be competitive to Alamo.

     10. Assignment. Except as otherwise provided, neither party may assign or delegate any duties under this Agreement without the express prior written consent of the other party.

     11. Notices. All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal hand delivery or through the United States Post Office by certified mail.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals to this Agreement on the day and year first above written.


                                   ALAMO RENT-A-CAR, INC.


                                   By:  /s/ D. Keith Cobb
                                        -----------------------------
                                        D. Keith Cobb
                                        Chief Executive Officer



                                   CONSULTANT:


                                        /s/ Philip S. Shailer
                                        -----------------------------
                                        Philip S. Shailer